As filed with the Securities and Exchange Commission on April 30, 2012

Registration Statement No. 333-30908

Registration Statement No. 333-94793

Registration Statement No. 333-91071

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT No. 333-30908

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT No. 333-94793

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT No. 333-91071

Under

The Securities Act of 1933

ZOLL MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Address of principal executive offices)

Richard A. Packer, Chief Executive Officer and President

ZOLL MEDICAL CORPORATION

269 Mill Road

Chelmsford, Massachusetts 01824

(978) 421-9655

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Takashi Shimodaira General Manager, 1st Group, Legal Dept. Asahi Kasei Corporation 1-105 Kanda Jinbocho, Chiyoda-ku Tokyo, Japan, 101-8101 +81 3 3296 3009	Christopher E. Austin John Palenberg Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

These post-effective amendments relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of ZOLL Medical Corporation, a Massachusetts corporation (“ZOLL” or the “Registrant”):

1. Registration Statement No. 333-30908, registering 115,000 shares of common stock, par value $.01 per share of the Company (the “Common Stock”), in connection with an offering by the Registrant, which was filed with the Securities and Exchange Commission (“SEC”) on February 23, 2000;

2. Registration Statement No. 333-94793, registering 1,610,000 shares of Common Stock in connection with an offering by the Registrant, which was filed with the SEC on January 18, 2000 and amended on January 28, 2000 and February 22, 2000; and

3. Registration Statement No. 333-91071, registering 218,059 shares of Common Stock in connection with an offering by the Registrant, including the donees, pledgees, transferees or other successors in interest or such persons, which was filed with the SEC on November 16, 1999.

Such post-effective amendments are being filed to deregister unsold Common Stock of ZOLL.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 12, 2012 among Asahi Kasei Corporation, a Japanese corporation (“Asahi Kasei”), Asahi Kasei Holdings US, Inc., a Delaware corporation and direct wholly-owned subsidiary of Asahi Kasei (“HoldCo”), Asclepius Subsidiary Corporation, a Massachusetts corporation and direct wholly-owned subsidiary of HoldCo (“Purchaser”) and ZOLL, Purchaser commenced a tender offer for all of the outstanding shares of Common Stock.

The short form merger was consummated on April 26, 2012, thus completing the acquisition of ZOLL.

Accordingly, ZOLL has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by ZOLL in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, ZOLL hereby removes from registration any securities registered but unsold under the Registration Statements, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, State of Massachusetts, on April 30, 2012.

ZOLL MEDICAL CORPORATION

By:	/s/ Richard A. Packer
Richard A. Packer
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard A. Packer Richard A. Packer	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2012

/s/ A. Ernest Whiton A. Ernest Whiton	Vice President of Administration and Chief Financial Officer (Principal Accounting and Financial Officer)	April 30, 2012

/s/ Yasuyuki Yoshida Yasuyuki Yoshida	Director	April 30, 2012

/s/ Takashi Mukuno Takashi Mukuno	Director	April 30, 2012